Exhibit 99.1

Contact:	Joe Scopelliti, 1-866-832-4474 PPL Susquehanna

Unit 2 at Susquehanna Nuclear Power Plant Shut Down for Turbine Inspection

BERWICK, Pa. (Sept. 14, 2013) -- Operators at PPL Corporation’s Susquehanna nuclear power plant began shutting down Unit 2 early Saturday (9/14) to inspect its turbine blades. Data from the extensive vibration monitoring equipment installed on the turbine indicates that two turbine blades may have developed small cracks.
“After consultation with the equipment manufacturer, we have decided to take the most conservative action and shut down the unit to investigate,” said Timothy S. Rausch, senior vice president and Chief Nuclear Officer.
While the unit is shut down, workers will perform additional maintenance activities that can be done only when the unit is not operating.
The financial impact is not expected to be material. The company is maintaining the 2013 forecast of $2.25 to $2.40 per share in earnings from ongoing operations.
Rausch said that the Unit 1 turbine continues to be monitored for turbine vibration and to operate at full power.
The Susquehanna plant, located in Luzerne County about seven miles north of Berwick, is owned jointly by PPL Susquehanna LLC and Allegheny Electric Cooperative Inc. and is operated by PPL Susquehanna.
PPL Susquehanna LLC is one of PPL Corporation’s generating affiliates. PPL Corporation, with annual revenue of more than $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplsusquehanna.com and www.pplweb.com.

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